THOMAS F. PRISBY, CHAIRMAN

CFS Bancorp, Inc.
707 Ridge Road,   Munster, Indiana 46321-1678

March 20, 2008
FOR IMMEDIATE RELEASE

CONTACT:    Thomas F. Prisby, Chairman of the Board and Chief Executive Officer
2l9-836-2960

CFS BANCORP, INC. DECLARES CASH DIVIDEND

MUNSTER, IN – March 20, 2008 - CFS Bancorp, Inc. (NASDAQ: CITZ) announced that its Board of Directors declared a quarterly cash dividend on March 17, 2008 of $0.12 (twelve cents) per share on its common stock.  The dividend will be paid on April 25, 2008 to the stockholders of record at the close of business on April 4, 2008.

CFS Bancorp, Inc. has paid a cash dividend each quarter since its initial public offering in July 1998.

CFS Bancorp, Inc. is the parent of Citizens Financial Bank, a $1.2 billion asset federal savings bank.  Citizens Financial Bank is an independent bank that provides business and personal banking services and currently operates 22 offices throughout adjoining markets in Chicago’s Southland and Northwest Indiana. The Company maintains a website at www.citz.com.

This press release may contain certain forward-looking statements and information relating to the Company that are based on the beliefs of management as well as assumptions made by and information currently available to management.  The words "anticipate," "believe," "estimate," "expect," "indicate," "intend," "should," and similar expressions, or the negative thereof, as they relate to the Company or the Company’s management, are intended to identify forward-looking statements.  Such statements reflect the current views of the Company with respect to future events that are subject to certain risks and uncertainties that may cause actual results to vary.  The Company does not intend to update these forward-looking statements.

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